Exhibit 10.3

Form of Restricted Share Award Agreement for Non-Employee Directors

LIMONEIRA COMPANY
2022 OMNIBUS INCENTIVE PLAN

Award Agreement

THIS AWARD AGREEMENT (the “Agreement”), dated _________________, is effective as of _______________ (the “Effective Date”), between LIMONEIRA COMPANY, a Delaware corporation (“Limoneira”), and ___________________ , a non-employee member of the board of directors of Limoneira (the “Participant”).

RECITALS:

Limoneira desires to carry out the purposes of the Limoneira Company 2022 Omnibus Incentive Plan, as it may be amended and/or restated (the “Plan”), by affording the Participant the Award opportunities, as hereinafter provided. Unless otherwise provided herein, capitalized terms in this Agreement shall have the same definitions as set forth in the Plan.

In consideration of the foregoing, of the mutual promises set forth below and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

PART I - Restricted Share Award

1.       Restricted Share Award Summary.

Grant Date:

Number of Restricted Shares:

Vesting Requirement:	[DATE] as to _____________ Shares

2.       Grant of Restricted Shares.

(a)       Subject to the terms of this Agreement and the Plan, Limoneira hereby grants the Participant an Award of Restricted Shares (the “Restricted Share Award”) consisting the right to receive a number of whole shares (the “Shares”) of Limoneira common stock, $0.01 par value per share (“Common Stock”), upon the lapsing of certain restrictions as provided in Part I, Section 1 herein and elsewhere in this Agreement (as restricted, the “Restricted Shares”). The “Restriction Period” is the period beginning on the Grant Date and ending on such date described in Part I, Sections 1 and 5 herein (the lapse of restrictions on the Restricted Shares shall be referred to as “Vest,” “Vested,” and “Vesting,” and the date Vesting occurs shall be referred to as a “Vesting Date”).

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3.       Stock Legends. The Restricted Shares shall be represented by Common Stock certificate(s) registered in the Participant’s name, or by shares designated for the Participant in book-entry form on the records of Limoneira’s transfer agent, subject to the restrictions set forth in this Agreement. Any stock certificate, or direct registration system book-entry account, issued or established for the Restricted Shares shall bear, in addition to applicable securities law legends, the following or similar legend:

“The transferability of this certificate and the shares of Common Stock represented hereby are subject to the terms, conditions, and restrictions (including forfeiture) contained in the Limoneira Company 2022 Omnibus Incentive Plan, as it may be amended and/or restated, and the Award Agreement entered into between the registered owner and Limoneira Company. A copy of such Plan and Agreement is on file in the offices of Limoneira Company, 1141 Cummings Road, Santa Paula, CA 93060, Attention: Compensation Committee.”

4.       Custody of Restricted Shares. Any Common Stock certificates or book-entry shares evidencing such Restricted Shares shall be held in custody by Limoneira or, if specified by the Committee, with a custodian or trustee, until the restrictions thereon set forth in this Agreement shall have lapsed. The Participant agrees to deliver a stock power, duly endorsed in blank, relating to any such Restricted Shares in certificate or book entry form.

5.       Vesting of Restricted Share Award. The Committee has sole authority to determine whether and to what degree the Restricted Shares have Vested and to interpret the terms and conditions of this Agreement and the Plan. The Restricted Share Award shall Vest as specified in Part I, Section 1 herein.

6.       Forfeiture of Award. If Participant’s service as a director terminates for any reason and the Restricted Shares have not Vested pursuant to Part I, Sections 1 and 5, then the Restricted Shares, to the extent not Vested as of the Participant’s termination date, shall be forfeited immediately upon such termination, and the Participant shall have no further rights with respect to the Restricted Shares. The Committee (or its designee, to the extent permitted under the Plan) shall have the sole discretion to determine if a Participant’s rights have terminated pursuant to the Plan and this Agreement, including but not limited to the authority to determine the basis for the Participant’s termination of service. The Participant expressly acknowledges and agrees that, except as otherwise provided herein, the termination of Participant’s service as a director shall result in forfeiture of the Restricted Shares to the extent the Restricted Shares have not Vested as of the Participant’s termination date.

7.       Voting and Dividend Rights; Distribution of Shares Following Lapse of Restrictions.

(a)       During the period in which the restrictions provided herein are applicable to the Restricted Shares, the Participant shall have the right to vote such Common Stock and to receive any cash dividends paid with respect to such Common Stock. Any dividend or distribution payable with respect to such Common Stock that will be paid in Shares shall be subject to the same restrictions provided for herein on the Restricted Shares. Any other dividend or distribution (other than cash or Common Stock) payable on the Restricted Shares, and any consideration receivable for or in conversion of or exchange for the Restricted Shares, shall be subject to the terms and conditions of this Agreement or with such modifications thereof as the Committee may provide in its sole discretion, subject to applicable law.

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(b)       Upon the expiration of the restrictions on the Restricted Shares provided in this Agreement as to any portion of the Restricted Shares, Limoneira in its sole discretion will either cause a new certificate(s) evidencing such amount of Common Stock to be delivered to the Participant (or, in the case of the Participant’s death after Vesting, cause such certificate to be delivered to Participant’s legal representative, beneficiary, or heir) or re-provide book-entry Shares designated for the Participant (or, in the case of the Participant’s death after Vesting, provide book-entry Shares designated for Participant’s legal representative, beneficiary, or heir) on the records of Limoneira’s transfer agent, in each case free of the restrictive legend set forth in Part 1, Section 3 of this Agreement; provided, however, that Limoneira shall not be obligated to issue any fractional Shares of Common Stock in the event of Share certificates.

8.       Income Reporting; Tax Matters; Fees.

(a)       During the year of Vesting, Limoneira or its agent shall report all income as required by any governmental authority or law.

(i)	In General. Limoneira has made no warranties or representations to the Participant with respect to the tax consequences (including but not limited to income tax consequences) related to the Award or issuance, transfer, or disposition of Restricted Shares (or any other benefit), and the Participant is in no manner relying on Limoneira or its representatives for an assessment of such tax consequences. The Participant acknowledges that there may be adverse tax consequences with respect to the Restricted Shares (including but not limited to the acquisition or disposition of the Restricted Shares) and that the Participant should consult a tax advisor prior to such acquisition or disposition. The Participant acknowledges that the Participant has been advised that the Participant should consult with the Participant’s own attorney, accountant, and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof. The Participant also acknowledges that Limoneira has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Participant.

(ii)	Election Under Section 83(b) of the Code.

(A)	The Participant understands that Section 83 of the Code generally taxes as ordinary income the fair market value of the Shares as of the date on which the Shares are “substantially vested,” within the meaning of Code Section 83. In this context, “substantially vested” means that the restrictions on such Shares (that have been issued) have lapsed and the Restricted Shares are Vested. The Participant understands that the Participant may elect to have the Participant’s taxable income determined at the time the Participant acquires the Restricted Shares, rather than when and as the restrictions on the Restricted Shares lapse, by filing an election under Section 83(b) of the Code with the Internal Revenue Service no later than thirty (30) days after the Issue Date with respect to the Shares. The Participant understands that failure to make a timely filing under Code Section 83(b) will result in the Participant’s recognition of ordinary income, as the restrictions on the applicable Shares lapse, on the fair market value of the applicable Shares at the time such restrictions lapse. The Participant further understands, however, that if Shares, with respect to which an election under Section 83(b) has been made, are forfeited, such forfeiture will be treated as a sale on which there is realized a loss equal to the excess (if any) of the amount paid (if any) by the Participant for the forfeited Shares over the amount realized (if any) upon their forfeiture. If the Participant has paid nothing for the forfeited Shares and has received no payment upon their forfeiture, the Participant understands that the Participant will be unable to recognize any loss on the forfeiture of the Restricted Shares, even though the Participant incurred a tax liability by making an election under Code Section 83(b).

(B)	The Participant understands that the Participant should consult with the Participant’s tax advisor regarding the advisability of filing with the Internal Revenue Service an election under Section 83(b). ANY ELECTION UNDER CODE SECTION 83(b) THE PARTICIPANT WISHES TO MAKE MUST BE FILED NO LATER THAN 30 DAYS AFTER THE ISSUE DATE. THIS TIME PERIOD CANNOT BE EXTENDED. THE PARTICIPANT ACKNOWLEDGES THAT TIMELY FILING OF A CODE SECTION 83(b) ELECTION IS THE PARTICIPANT’S SOLE RESPONSIBILITY, EVEN IF THE PARTICIPANT REQUESTS LIMONEIRA OR ITS REPRESENTATIVE TO FILE SUCH ELECTION ON THE PARTICIPANT’S BEHALF.

(C)	The Participant will notify Limoneira in writing, in a form and manner prescribed by Limoneira, within thirty (30) days if the Participant files an election pursuant to Section 83(b) of the Code.

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(b)       Fees. All third party fees relating to the release, delivery, or transfer of the Restricted Shares shall be paid by the Participant or other recipient. To the extent the Participant or other recipient is entitled to any cash payment from Limoneira or any of its Affiliates, the Participant hereby authorizes the deduction of such fees from such payment(s) without further action or authorization of the Participant or other recipient; and to the extent the Participant or other recipient is not entitled to any such payments, the Participant or other recipient shall pay Limoneira or its designee an amount equal to such fees immediately upon the Vesting of the Restricted Shares.

PART II - Provisions Applicable to Restricted Share Award

1.       Incorporation of Plan. The rights and duties of Limoneira and the Participant under this Agreement shall in all respects be subject to and governed by the provisions of the Plan, the terms of which are incorporated herein by reference. In the event of any conflict between the provisions in the Agreement and those of the Plan, the provisions of the Plan shall govern. The Participant acknowledges receipt of the Plan by executing this Agreement.

2.       Nontransferability. The Restricted Shares shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession until the Restricted Shares become Vested. The designation of a beneficiary in accordance with Plan procedures does not constitute a prohibited transfer.

3.       Amendment and Termination; Waiver. Except as permitted by the Plan, and subject to the terms of the Plan, this Agreement may be amended or terminated only by the written agreement of the parties hereto. The waiver by Limoneira or an Affiliate of a breach of any provision of the Agreement by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant. Notwithstanding the foregoing, the Committee shall have unilateral authority to amend the Plan and this Agreement (without Participant consent) to reduce any Award or to the extent necessary to comply with applicable law or changes to applicable law (including but in no way limited to federal securities laws), and the Participant hereby consents to any such amendments to the Plan and this Agreement.

4.        Tax Matters. In general, Limoneira and its Affiliates have made no warranties or representations to the Participant with respect to the tax consequences (including but not limited to income tax consequences) related to the Award. The Participant also acknowledges that Limoneira and its Affiliates have no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Participant.

5.       Notices. Any and all notices under this Agreement shall be in writing and sent by hand delivery or by certified or registered mail (return receipt requested and first-class postage prepaid), in the case of Limoneira, to its Committee, 1141 Cummings Road, Santa Paula, CA 93060, and in the case of the Participant, to the last known address of the Participant as reflected in Limoneira’s records.

6.       Successors and Assigns  Subject to the limitations stated herein and in the Plan, this Agreement shall be binding upon and inure to the benefit of the Participant and the Participant’s executors, administrators, and beneficiaries and Limoneira and its successors and assigns.

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7.       Counterparts; Further Instruments.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

8.       Compliance with Laws; Restrictions on Awards and Shares. Limoneira may impose such restrictions on the Awards and the shares or other benefits underlying the Awards as it may deem advisable, including without limitation restrictions under the federal securities laws, federal tax laws, the requirements of any stock exchange, or similar organization and any blue sky, state, or foreign securities laws applicable to such Awards or shares. Notwithstanding any other provision in the Plan or this Agreement to the contrary, Limoneira shall not be obligated to issue, deliver, or transfer any shares of Common Stock, make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution, or action is in compliance with all applicable laws, rules, and regulations (including but not limited to the requirements of the Securities Act of 1933, as amended). Limoneira may cause a restrictive legend or legends to be placed on any certificate for Shares issued pursuant to the Restricted Shares (or other evidence of Common Stock ownership, including, without limitation, a direct registration system book-entry account) in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.

[Signature Page to Follow]

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IN WITNESS WHEREOF, this Agreement has been executed on the dates indicated below on behalf of Limoneira and by the Participant effective as of the day and year first above written.

LIMONEIRA COMPANY

By:
Title:
Date:

PARTICIPANT

By:

Print Name:

Date:

Address:

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